                   WEB SITE DESIGN AND CONSULTING AGREEMENT


         Agreement, effective as of June 1, 1999, by and between TADEO E-COMMERCE CORP, a Delaware corporation having an address at 5 Hanover Square, New York, NY 10004 ("Developer") and DIPLOMAT DIRECT MARKETING CORPORATION, a Delaware corporation having an address at 414 Alfred Avenue, Teaneck, NJ 07666 ("Client"), regarding Client's interest in securing the services of Developer to design, develop, test, implement, launch and service a World Wide Web Site which will be owned by Client and to provide various additional consulting and other services after the site is successfully launched (the "Project").

         The parties hereby agree as follows:

1. The Site. Client is planning to launch a new World Wide Web Site tentatively entitled "_______" in conjunction and with the cooperation of Developer as the initial hosting company (with the hosting company being identified as the "Collaborator") and which will be devoted, at least initially, to issues related to the women's apparel and accessories industry and infants' apparel and accessories industry, and the Client's products and services, including but not limited to women's apparel and accessories, infants' apparel and accessories, and other materials and services manufactured and/or distributed, or otherwise provided, by the Client (the "Site"). The Site, as presently contemplated, will consist of the initial components set forth in Exhibit A (the "Site Components"). The Site Components, as well as the contents therein and all aspects whatsoever of the Site, may change as the Site is designed and developed, and, thereafter from time to time as specified by Client (subject to Developer's right to terminate this Agreement under Paragraph 9.1). All aspects of the Site shall be subject to Client's approval, in its reasonable discretion. As between Developer and Client, Client shall be solely responsible for the editorial content of the Site.

2. Developer's Services. Developer confirms that it is experienced in the custom design, development, launch and delivery of web sites and agrees to provide the following services for the Site, all subject to Client's approval:

         a) The Site and Launch Module. During Phase I of the Project, the Developer shall design, develop, test, implement and launch the overall Site structure and programming and shall develop the Site Components, both for the initial version of the Site to be launched (the "Launch Module") and so as to accommodate Additional Modules (see Paragraph 2(b) below). During Phase I of the Project Developer shall deliver to Client's reasonable satisfaction all materials, information, software, source code, documentation, guides, manuals and similar material as are necessary for Client to maintain, update, edit, modify, terminate, redesign and otherwise operate and service the Site. Developer shall be responsible for the design, structure and implementation of all aspects of the Site to Client's reasonable satisfaction (other than the gathering and delivery to Developer of editorial content therefor, which shall be the responsibility of Client). As part of Developer's services required hereunder, but not in limitation thereof, Developer shall:

         (i) work and confer with Client throughout the design process to ascertain both Client and Collaborator's design needs and requirements for the Site;

         (ii) design the look, operation, and programming of the Site, including, without limitation, the functional specifications, user interface and user interface specifications, technical design specifications, search and retrieval software and graphic elements of the Site design (such as layout, typeface, illustrations and photographs), both to accommodate Client's current needs and so as to accommodate modifications and additions thereto as the Site expands and changes;

         (iii) develop and deliver necessary HTML programming;

         (iv) incorporate Client Content (as hereinafter defined in Paragraph 3.1) for the launch;

         (v) transfer Site files to Client's server;

         (vi) fully test (and correct where needed) the Site and all Site Components and aspects (conduct a soft launch - a Beta test in the staging area) to Client's reasonable satisfaction;

         (vii) launch the Site;

         (viii) provide Client with all technical and design documents as well as a troubleshooting guide needed to ensure that Client can with ease maintain, update, modify, edit, cancel and otherwise operate the Site;

         b) Additional Modules. At Client's request from time to time during the Development Term (as defined in Paragraph 5), as Phase II of the Project Developer agrees, if requested, to design, develop, implement, test and launch Additional Modules subject to the fee schedule contained on Exhibit B, but only to the extent that the requests are made in accordance with the Schedule annexed hereto as Exhibit B (the "Schedule"). Additional Modules may update and expand the entire Site, but also may include new material for the original Launch Module.

         c) Delivery. Developer agrees to submit to Client for its approval, and in accordance with the Schedule, all of the Phase I Deliverables set forth in Exhibit C and all of the Phase II Deliverables for each Additional Module requested in


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accordance with the conditions of Paragraph 2(b) above (collectively, the
"Deliverables," and each separate item a "Deliverable"). Upon receipt, Client shall promptly review and determine whether each such Deliverable materially satisfies the acceptance criteria set forth in Exhibit C (as supplemented for the acceptance criteria with respect to any Additional Modules). Client shall give Developer prompt written notice if Client determines that a Deliverable does not materially satisfy the acceptance criteria, and such notice shall in detail set forth the deficiencies found in the Deliverables by Client. Developer shall, at no cost to Client, promptly correct any such deficiencies. Upon completion of the corrective action by Developer, Client will reconsider acceptance of the Deliverable. If the Deliverable still does not materially satisfy the acceptance criteria within thirty (30) days of Client 's notice of disapproval, and the end of such period is beyond the specific dates for Deliverable delivery in the Schedule (as it may be supplemented), Client may:
(i) terminate this Agreement in accordance with Paragraph 9; or (ii) require Developer to continue to attempt to correct the deficiencies, reserving the right to terminate in accordance with Paragraph 9. It is understood that Client may be obligated to obtain the approval also of Collaborator.

         d) Ongoing Consultation. Developer agrees to consult, strategize and coordinate with Client and, if requested by Client, with Collaborator, throughout the provision of Developer's services hereunder to ensure Client's reasonable satisfaction with and reasonable approval of each aspect of the Site.

         e) Maintenance, and Ongoing Service.

         (i) If requested by Client, and for consideration to Developer as specified on Exhibit D, Developer agrees to provide, at its sole cost and expense, all maintenance required to correct defects, bugs, viruses, design flaws and similar inherent problems in the Site, during the Development Term and for a period of one year thereafter (the "Maintenance Term"); provided, that the Developer is not obligated to provide additional maintenance services requested by Client during periods beyond the Maintenance Term, without its specific written approval, which approval may be withheld in Developer's full discretion; and further provided, that the Developer shall at no time be obligated to provide such maintenance services in the event that such services are required due to Client's modification or editing of the Site without Developer's written approval thereof, Client's destruction of the Site, or Client's license of the Site for use and/or operation by any other person without Developer's prior written consent.

         (ii) In addition, but only during the Development Term, Developer agrees to provide other specified design, maintenance and other services requested by Client, at the fees set forth on Exhibit D; provided, that Developer shall have the ability to reject such requests(s) based upon Developer's reasonable determination of Client's inability to pay timely for such services.


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3. Client Provided Content.

         3.1. Client shall be responsible for obtaining all licenses, sublicenses, assignments, permissions, waivers or other rights or clearances necessary for Developer 's incorporation of any content provided by Client ("Client Content") into the Deliverables. Client shall deliver one (1) copy of each item of Client Content to be provided by Client to be incorporate into a Deliverable. Client shall provide to Developer as part of that copy all credits and/or attributions which must be included in the Deliverable. Developer shall use each item of Client Content provided by Client only in conjunction with the Deliverable for which it was provided.

         3.2. In the event that Client does not obtain the licenses, sublicenses, assignments, permissions, waivers or other rights or clearances necessary to use particular materials as Client Content in a Deliverable, Developer shall not be obligated to incorporate such materials into the Deliverable.

4. Rights in Deliverable.

         4.1. Developer acknowledges that Client shall retain all title to and all rights in any intellectual property provided by Client to Developer under this Agreement.

         4.2. The original content component of the Deliverables produced by Developer shall be considered to be works made for hire for all purposes, including for purposes of interpretation under the U.S. Copyright Law, 17 U.S.C. ss.101 et seq. To the extent that such Deliverables are not construed to be works made for hire, Developer shall, and hereby does, perpetually, and without further consideration, assign all right, title and interest to such Deliverables to Client. All right, title and interest in the original content component of the Deliverables produced by Developer, including any copyright or other proprietary right in the Deliverables, shall be the sole property of Client. Notwithstanding the foregoing, except as provided in Section 4.3, nothing herein should be construed to vest ownership of any right, title or interest to any computer software component ("Software") of a Deliverable under this Agreement.

         4.3. Developer, or its licensors, shall retain all right, title and interest to Software. Developer hereby grants, which Developer represents it has full right, power and authority to grant, to Client a perpetual, worldwide, royalty-free license, or sublicense, to duplicate, exhibit, perform, transmit, broadcast, distribute, maintain and modify Software, provided that such Software is only used by Client in accordance with this Paragraph 4.3 in connection with substantially all of the content component of the Deliverables provided by Developer to Client for use in connection with the Site.


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


         4.4. Developer agrees to execute and deliver any documents and take all such other actions as may be necessary or desirable in order to carry into effect the provisions of this Paragraph 4, including, without limitation, the execution of assignments, copyright registrations and patent applications.

5. Term. The term of this Agreement during which period Developer shall be obligated to provide to Client the services described in Paragraph 2 (collectively, the "Developer Services") shall extend for a period of twelve
(12) months from the date of this Agreement (the "Development Term"). The parties may extend the Development Term of this Agreement by mutual written agreement.

6. Reserved.

7. Client's Services and Deliverables. Client shall be responsible for

         a) obtaining and securing a domain name and address for the Site;

         b) preparing, gathering and/or writing all Client Content (including illustrations, photographs, charts, graphs and similar information and material to accompany the editorial content) to be included in the Site, including all licenses, etc., as referenced in Paragraph 3 of this Agreement;

         c) delivering to Developer fully edited editorial content in a mutually agreed upon digital format;

         d) housing the Site on Client's server; and

         e) coordinating with Collaborator on all aspects of the Site development, design and operation.

8. The Schedule. In order to meet the Client's requirements for the Project, Client and Developer have together developed the Schedule. Developer shall provide all of its services under this Agreement in accordance with the Schedule, unless Client and Developer agree otherwise. No changes may be made in the Schedule without the written consent of Client and Developer.

9. Termination.

         9.1.

         a) Client may terminate upon ten (10) days' prior written notice this Agreement in the event (i) Client has rejected any Deliverable in accordance with the provisions of Paragraph 2(c) and Developer has failed to correct the deficiencies during the specified time period, (ii) Developer fails to meet any deadline in the Schedule (following a 15-day cure period), or (iii) Developer otherwise materially breaches any of its obligations, representations or warranties under this Agreement.

         b) Developer may terminate this Agreement upon ten (10) days' prior written notice in the event that (i) Client fails to pay to Developer when due, after three (3) days' prior notice of such failure to pay, the compensation amounts required to be paid pursuant to Paragraph 12 and Schedule D, (ii) Client materially changes the parameters for development of the Site or the Site Components, (iii) Collaborator, other than Developer, unreasonably withholds its approval of Developer's work product under this Agreement to the extent its approval is necessary to launch the Site (if the initial collaborator is other than Developer) or augment or maintain the Site, or (iv) Client otherwise materially breaches any of its obligations, representations or warranties under this Agreement.

         9.2. Either party may terminate this Agreement, effective immediately upon written notice if: (i) all or a substantial portion of the assets of the other party are transferred to an assignee for the benefit of creditors or to a receiver or to a trustee in bankruptcy; (ii) a proceeding is commenced by or against the other party for relief under bankruptcy or similar laws and such proceeding is not dismissed within sixty (60) days; or (iii) the other party is adjudged bankrupt or insolvent. Termination of this Agreement shall not relieve either party of any obligation accrued prior to the termination date.

         9.3. In the event Developer terminates this Agreement other than in accordance with Paragraph 9.1(b) or Client terminates this Agreement in accordance with Paragraph 9.1(a), then Client shall have no obligation to pay any amounts owing under Paragraph 12, except for fees under Paragraph 12(a) incurred prior to termination and the Royalties (as herein after defined) as provided under Paragraph 12(b).

         9.4. In the event Developer terminates this Agreement in accordance with Paragraph 9.1(b) or Client terminates this Agreement other than in accordance with Paragraph 9.1(a), then Client shall be obligated to pay (i) the amounts owing under Paragraph 12(a) incurred prior to the date of termination, (ii) in the event that such termination occurs prior to the Developer's receipt from Client of aggregate Royalties of $500,000 Client shall continue to be obligated to pay to Developer in cash (U.S. Dollars), within thirty (30) days of the date of termination of this Agreement, the difference between $500,000 and the aggregate amount of Royalties delivered to Developer prior to the date of termination of this Agreement (which amount shall be credited as the payment of Royalties for purposes of Paragraph 12(b)), and (iii) the Royalties owing under Paragraph 12(c).

         9.5. Termination of this Agreement shall not limit either party from pursuing any remedies available to it for any breach of this Agreement. All obligations of either party set forth in Paragraphs 4,9,12,16 and 17 of this Agreement shall survive termination of this Agreement.

10. Credit. Provided Developer fully performs its obligations hereunder, Developer shall be entitled to receive the following credit in the Site, the size and placement of which shall be mutually determined by Client and
Developer:

                           "----------------------"

11. Ownership. Client shall own the Site and all aspects thereof, except as set forth in Paragraphs 3 and 4. Client shall have the right to modify, edit, destroy, license, exploit or use the Site in any way, without compensation or consultation with Developer, subject to the provisions of Paragraph 2(e).

12. Consideration. In recognition and acknowledgment of the market consulting and e-commerce content services previously provided by Client to Developer, for which services Developer has previously advanced $500,000 to Client, in full consideration for all of Developer's services and Deliverables provided hereunder for Phase I and Phase II through and including launch of Site and completion and launch of the scheduled Additional Modules pursuant to Paragraph 2(b), if any, and the Schedule, Client shall compensate Developer as follows:

         a) Developer shall receive the related fees and other compensation as set forth on Exhibit D; and

         b) Developer shall receive royalties (the "Royalties") based upon sales (whether direct or indirect), fees, licenses, royalties, consulting, or any other forms of revenue or compensation which are derived, directly or indirectly, from electronic commerce [(which includes but is not limited to commercial transactions which are in any way solicited, or initiated, or conducted, or concluded, or otherwise consummated (subject to subsequent delivery or transfer of the subject matter of the transactions) through use of Worldwide Web Sites or otherwise through use of the Internet], with the exception only of revenue or compensation generated under written agreements entered into with Fashionmall.com, Inc. and Catalog City (the "Royalty Activities"), which Royalties shall equal 5% of all quarterly revenues, net of returned merchandise, generated by Client and its consolidated subsidiaries, as determined under generally accepted accounting principles ("GAAP"), consistently applied for purposes of Client's financial reporting obligations with the Securities and Exchange Commission (the "SEC") from Royalty Activities (which for purposes of this subparagraph, 12(b) only shall also include revenue and compensation generated under written agreements entered into with Fashionmall.com, Inc. and Catalog City), until Developer has received Royalties in cash the aggregate amount of which equals $500,000. The amount of Royalties for which Client is obligated to pay Developer under the terms of this Subparagraph 12(b) shall be paid to Developer within forty-five days following the last day of each fiscal quarter of client, commencing with the quarter ended June 30.

         c) Client shall pay to Developer annually, not later than the Payment Date (as defined herein), Royalties equal to twenty percent (20%) of Net EBIT (as defined herein) generated by Client and its consolidated subsidiaries, from Royalty Activities, in perpetuity, as provided herein. The period during which Developer shall receive Royalties equal to twenty percent (20%) of Net EBIT shall commence after Developer receives $500,000 from Client as provided in subparagraph 12(b) above. For purposes of Paragraph 12(c), all as determined under GAAP consistently applied by the Client's regular auditor for purposes of Client's financial reporting obligations with the SEC, the capitalized terms shall have the following meanings:

         "Net EBIT" shall mean the amount, but not below zero, equal to EBIT for the applicable fiscal year less the amount, if any, in the Offset Account.

         "EBIT" shall mean revenues, net of returned merchandise, generated by Client and its consolidated subsidiaries from Royalty Activities, less the sum of:

         (i) all direct expenses incurred in the Royalty Activities, including, without limitation, cost of goods sold, costs of maintaining the Site and any other Royalty Activities - related world wide web sites developed by the Client or its consolidated subsidiaries, but excluding interest, amortization and income taxes allocable to the Royalty Activities;

         (ii) all variable indirect expenses of Client and its consolidated subsidiaries allocable to the Royalty Activities (consistent with Client's normal accounting procedures and practice, as such practices and procedures may be amended from time to time), including, without limitation, costs of order-entry, distribution and fulfillment, allocated based on the ratio of net revenue of the Royalty Activities to net aggregate revenue of the Client and consolidated subsidiaries; and

         (iii) all fixed indirect expenses of Client and its consolidated subsidiaries allocable to the Royalty Activities (consistent with Client's normal accounting procedures and practice, as such practices and procedures may be amended from time to time), including, without limitation, catalog production and mailing costs, merchandising and marketing costs, allocated in accordance with GAAP and Client's consistently applied reasonable allocation procedures, as such procedures may be amended from time to time in accordance with GAAP;

         (iv) with the calculation of EBIT, and each component thereof, being all as determined under GAAP consistently applied by Client's regular auditor for purposes of Client's financial reporting obligations with the SEC.

         "Offset Account" shall mean the amount equal to, but not below zero, of the aggregate negative EBIT for all periods, reduced by any EBIT.

         "Payment Debt" shall mean the 105th day after the last day of the Client's fiscal year for purposes of Client's financial reporting obligations with the SEC.

         d) The obligation to pay Royalties to Developer, except by operation of law, shall not be assignable by Client to any person without the written consent of Developer, which consent may be withheld in Developer's full discretion; and provided, further, that at the option of Developer, in the event of the sale, conveyance or disposition of all or substantially all of the assets of Client, the effectuation by the Client of a transaction or series of related transactions in which more than 50% of the voting power of the Client is disposed of, for the consolidation, merger or other business combination of the Client with or into any other Person (as defined below) or Persons when the Client is not the survivor, the Developer may terminate this Agreement on ten (10) days' written notice and Client shall be required to distribute, upon consummation of and as a condition to any such transaction(s) an amount equal to the difference between $750,000 and the aggregate amount of Royalties previously distributed to Developer (which amount shall be credited as the payment of Royalties for purposes of this Paragraph 12). "Person" shall


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

mean any individual, corporation, limited liability company, partnership, association, trust or other entity or organization.

         e) Along with any payment of Royalties made under this Agreement, Client shall provide to Developer a written statement showing the detailed formula for and the calculation of such Royalties (the "Statement"), which Statement shall be certified by the Client's Chief Financial Officer or regular auditors that made the related calculation of Royalties. In the event that Developer disputes the amount of any payment of Royalties made by Client under the terms of this Agreement, Client and its Chief Financial Officer or auditors shall promptly submit such documentation for review by Developer and its representatives as shall be reasonably requested by Developer within five business (5) days following written request being given by Developer therefor. In the event that Developer and Client fail to agree upon the amount of the related Royalties payment within twenty-one (21) days following Developer's receipt of the Statement, Developer shall be entitled to submit, but not later than 90 days following Developer's receipt of the Statement, such dispute to arbitration by the American Arbitration Association ("AAA"), through the adjudication by a single arbitrator, in New York, New York, with the decision of such arbitrator to be final and binding upon all parties. The fees, costs and expenses of such arbitration, as submitted by the AAA, shall be borne equally by both Client and Developer; provided, that each of Client and Developer shall pay the fees, costs and expenses of its own counsel, accountants and other representatives in connection with such arbitration. The parameters of the AAA proceedings undertaken in accordance with this subparagraph 12(f) shall be prescribed such that a decision shall be rendered within sixty (60) days following the initial written reference of the related dispute to AAA arbitration by Developer. All disputes with respect to the amount of any Royalties payment under the terms of this Agreement shall be resolved by arbitration in accordance with this subparagraph 12(f).

13. No Obligation to Publish. Nothing in this Agreement shall obligate Client to launch, publish or continue to publish the Site; provided, that in the event that Client (i) fails to launch the Site on or before September 1, 1999, or (ii) fails to continue to publish the site for a period of at least five
(5) years from the date hereof (the "Publication Period"), and at all times during the Publication Period Client does not use its best efforts to generate significant revenue from use of the Site, or otherwise from electronic commerce generally, then within thirty (30) days following its receipt of written notice from Developer of a breach by Client of either subprovision (i) or (ii), Client shall be obligated to pay to Developer the difference between $500,000 and the aggregate amount of Royalties previously distributed to Developer (which amount shall be credited as the payment of Royalties for purposes of Paragraph 12) within thirty (30) days of written notification therefor given to Client by Developer.



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14. Representations and Warranties.

         14.1. Developer represents and warrants to Client that: (i) Developer has the full right, power and authority to enter into and to fully perform this Agreement; (ii) the design of the Site and all design and programming aspects of the Site as delivered by Developer shall be original and shall be owned by Client as work for hire or by transfer of all rights, including the copyright thereto; (iii) neither the design nor programming of the Site, nor any other material or facet added to the Site by Developer (other than Client Content supplied by Client) contains any libelous material or any material which constitutes an invasion of privacy or publicity, or infringes any trademark, copyright, patent, trade secret, or other intellectual property right; and (iv) the Site as delivered by Developer shall be free of "bugs," viruses, defects or design flaws.

         14.2. Client represents and warrants to Developer that: (i) Client has the full right, power and authority to enter into and to fully perform this Agreement; (ii) to the extent that Client is required to obtain rights, permissions and credit and/or attribution information with respect to the Client Content, Client will do so accurately and completely; and (iii) the Client Content provided by Client will not contain any libelous material or any material which constitutes an invasion of any right of privacy or publicity, or infringes upon any trademark, copyright, patent, trade secret or other intellectual property right.

         14.3. No party shall in any circumstances be liable to the other party or any other party for any loss of business or profits, or any other indirect, consequential, incidental, punitive or similar damages arising from the breach of this Agreement, even if it has been advised of the possibility of such damages.

         14.4. THE WARRANTIES STATED HEREIN ARE LIMITED WARRANTIES AND THE ONLY WARRANTIES MADE BY THE PARTIES. THE PARTIES WAIVE ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

15. Indemnification.

         15.1. During the Term of this Agreement and for one (1) year thereafter, Developer shall indemnify and hold Client harmless from and against any and all claims, demands, actions, losses, liabilities, damages, costs and expenses (including, but not limited to, reasonable attorneys' fees) arising out of or resulting from Developer 's material breach of Paragraph
14.1 of this Agreement, provided that Client (i) notifies Developer promptly of any written claims or demands against Client, (ii) gives Developer the opportunity to defend or settle any such claim at Developer 's expense, and
(iii) cooperates with Developer , at Developer 's expense, in defending or settling such claim.

         15.2. During the Development Term of this Agreement and for one (1) year thereafter, Client shall indemnify and hold Developer harmless from and against any and all claims, demands, actions, losses, liabilities, damages, costs and expenses (including, but not limited to, reasonable attorneys' fees) arising out of or resulting from Client's material breach of Paragraph 14.2 of this Agreement, provided that Developer (i) notifies Client promptly of any written claims or demands against Developer , (ii) gives Client the opportunity to defend or settle any such claim at Client's expense, and (iii) cooperates with Client, at Client's expense, in defending or settling such claim.

16. Confidentiality.

         16.1. Each party shall retain in confidence and shall not, without the prior written consent of the other party (the "Disclosing Party"), disclose in any manner or use, except under the terms and prior to the termination of this Agreement, any materials disclosed to a party (the "Receiving Party") by the Disclosing Party and either marked at the time of disclosure as being confidential or identified in writing by the Disclosing Party within thirty (30) days of disclosure to the Receiving Party as being confidential ("Confidential Information"); provided, that if the receiving Party is compelled by law (whether through court order or subpoena) to disclose such Confidential Information, the Receiving Party shall provide the Disclosing Party with prompt notice of such compelled disclosure.

         16.2. This Paragraph 16 shall impose no obligation upon the Receiving Party with respect to any Confidential Information: (i) in the public domain at the time received by Receiving Party; (ii) which enters the public domain other than by breach of the Receiving Party's obligations hereunder; (iii) known to the Receiving Party prior to receipt from the Disclosing Party; (iv) received by Receiving Party from a third party if such third party has the right to make such disclosure; or (v) independently developed by the Receiving Party without access to Confidential Information.

         16.3. Upon the Disclosing Party's request or termination of this Agreement, the Receiving Party will, at its election, either promptly deliver to the Disclosing Party or destroy all Confidential Information in every form in the Receiving Party's possession.

17. General.

         17.1. The relationship between the parties shall be that of independent contractors. Nothing in this Agreement shall create, or be deemed to imply the creation of, any partnership, joint venture or other relationship. Neither party shall have the authority to incur any obligation, contractual or otherwise, in the name or on behalf of the other party. Each party shall bear its own costs and expenses in connection with performance of this Agreement.

         17.2. This Agreement and any exhibits or appendices hereto constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous communications. Neither this Agreement nor any exhibits or appendices hereto shall be modified except by a written agreement dated subsequent to the date of this Agreement and signed on behalf of the parties by their respective duly authorized representatives.

         17.3. If this Agreement shall be terminated or held by a court of competent jurisdiction to be invalid, illegal or unenforceable as to particular provisions, this Agreement shall remain in full force and effect as to the remaining provisions.

         17.4. No waiver of any breach of any provisions of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof or thereof, and no waiver shall be effective unless made in writing and signed by the duly authorized representative of the party to be charged.

         17.5. All notices that Developer or Client may give to the other pursuant to this Agreement shall be in writing and shall be hand delivered or sent by registered or certified mail postage prepaid, return receipt requested, by facsimile (with confirmation back), or by overnight courier service, postage prepaid, to the parties at the addresses provided above or to such other address or as either party shall designate by written notice given in accordance with this Section, with notice being deemed given five days' after being deposited with the United States mail, upon hand delivery, upon receipt of confirmation back that a facsimile was received and one day after deliver to a nationally recognized overnight courier service (if so deposited or delivered as described above).

         17.6. This Agreement shall be binding on Developer and Client and the respective successors and permitted assigns of each party. Except as permitted in this Agreement, no party may assign any of its rights or delegate any of its obligations under this Agreement to any third party without the express written consent of the other party, which consent may be withheld in either party's sole discretion.



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

         17.7. This Agreement between Developer and Client is not exclusive and the parties are free to engage in other relationships of a similar nature with other parties.

         17.8. Client hereby grants Developer its permission to (i) disclose to potential customers of Developer that Client is a customer of Developer , and (ii) duplicate, exhibit, perform, transmit, broadcast and distribute Deliverables to potential customers of Developer for purposes of publicizing Developer's services.

         17.9. This Agreement shall be governed and construed in accordance with the internal substantive laws of the State of New York without regard to its conflicts of laws principles.

         17.10. The section headings contained in this Agreement are for purposes of convenience and reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         17.11. Neither party shall be in material breach if failure to perform any obligation hereunder is caused solely by supervening conditions beyond that party's control, including acts of God, civil commotions, strikes, labor disputes and governmental demands or requirements.

         17.12. This Agreement may be executed in counterparts which, when taken together, shall constitute one and the same instrument.


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

         IN WITNESS WHEREOF, the parties hereto, each acting with proper authority, have executed this Agreement under seal as of the 27TH day of July, 1999.

TADEO E-COMMERCE CORP.                   DIPLOMAT DIRECT MARKETING CORPORATION


By: /s/ DAMON TESTAVERDE                 By: /s/ WARREN H. GOLDEN
    ----------------------------            ----------------------------
     Damon Testaverde, President             Warren H. Golden, President


                                     -15-